EXHIBIT 12

                       UNITED DOMINION REALTY TRUST, INC
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                             (DOLLARS IN THOUSANDS)

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                                               Three Months  Three Months   Six Months    Six Months
                                                   Ended         Ended         Ended         Ended
                                                  June 30,      June 30,      June 30,      June 30,
                                                    1994          1995          1994          1995
Income before extraordinary item                  $ 4,067       $11,569       $ 7,482       $17,719

Add:
  Portion of rents representative
    of the interest factor                             39            43            61            90
  Interest on indebtedness                          5,890        10,135        10,621        20,589
  Other                                                 -             -           450            -

    Earnings                                      $ 9,996       $21,747       $18,614       $38,398

Add/(Deduct):
  Depreciation on real estate                       6,238         9,493        11,877        18,549
  Gains on the sales of real estate owned               -        (4,576)            -        (4,639)

    Funds from operations, as adjusted            $16,234       $26,664       $30,491       $52,308


Fixed charges and preferred stock dividend:
  Interest on indebtedness                        $ 5,890       $10,135       $10,621       $20,589
  Portion of rents representative
    of the interest factor                             39            43            61            90
    Fixed charges                                   5,929        10,178        10,682        20,679
Add:
  Preferred stock dividend                              -         1,781             -         1,781

     Combined fixed charges and preferred
      stock dividend                              $ 5,929       $11,959       $10,682       $22,460

Ratio of earnings to fixed charges                   1.69 x        2.14 x        1.74 x        1.86 x

Ratio of earnings to combined fixed
     charges and preferred stock dividend            1.69 x        1.82 x        1.74 x        1.71 x

Ratio of funds from operations to fixed charges      2.74          2.62          2.85          2.53

Ratio of funds from operations to combined
     fixed charges and preferred stock dividend      2.74          2.23          2.85          2.33

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